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                                                                    EXHIBIT 10.5

                                 PROMISSORY NOTE

Borrower:  Greenville First Bancshares Inc.
Lender:  John J. Meindl Jr.
Date:  February 22, 1999
Loan Amount:  $600,000

LOAN PURPOSE AND DESCRIPTION: Greenville First Bancshares Inc. is an entity formed for the purpose of starting a new community bank in Greenville, South Carolina. Greenville First Bank is the intended name of the new bank and the organizing group plans on capitalizing the bank with approximately $8 million to $10 million. As the organizing group will not have access to the capital until the bank opens for business, all organizing expenses will have to be borrowed. John J. Meindl who intends to invest in the new bank has offered to lend the organizing group funds based on the terms of this promissory note. The lender will have the right to purchase up to 5% of the initial stock offering by the proposed bank.

Borrower agrees to pay Lender the amount of $600,000, plus finance charges including interest at the rate of the Wall Street Journal Prime Rate per annum, accrued from the date of disbursement on the outstanding balance based on a 365 day year. The interest rate on this loan is subject to change with any change in the Wall Street Journal Prime Rate. The interest rate as of the date of this loan is 7.75%.

REVOLVING CREDIT: This loan is being made on a revolving basis, and payments made hereunder shall not prevent subsequent advances up to the full amount of the note. PAYMENTS: Borrower may pay lender monthly interest payments based on the amount outstanding. Payments will be due on the 5th of each month and the entire principal balance is due at maturity. Borrower has the option of deferring interest payments until maturity. MATURITY: This loan will mature on February 28, 2000. As a practical matter, this loan will be repaid from capital funds, which will be available when the bank opens. GUARANTY: This loan will carry the personal guaranties from each director of the proposed bank.

This note shall take effect as a sealed instrument and shall be construed, governed and enforced in accordance with the laws of the State of South Carolina. The undersigned and all other parties of this note agree to remain fully bound hereunder until the note shall be fully paid, notwithstanding any extension, renewal, or modification to the note. All collection expenses incurred will be included as a liability of the borrower. The undersigned hereby execute this note as principals of the borrowing entity.

Signed in the presence of:                Greenville First Bancshares Inc.

  /s/ E. B. Kise                               /s/ R. Arthur Seaver, Jr.
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Witness                                   Borrower

                                                    President
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Witness                                   Title

GUARANTY:
The undersigned guaranties the prompt and punctual payment of all monies due under this promissory note. The individual guaranty is limited to $60,000.

  /s/ E. B. Kise                               /s/ R. Arthur Seaver, Jr.
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Witness                                   Guarantor